MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET, STE 3

MURRAY, UTAH  84107

(801) 268-2632

EXHIBIT 15

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of Green Dragon Wood Products, Inc. for the nine months ended December 31, 2007, and have issued our report thereon dated March 28, 2008.  With respect to the Registration Statement on Form S-1 Amendment No. 3 of Green Dragon Wood Products, Inc., we acknowledge our awareness of the use therein of said report.  As indicated in such report, because we did not perform an audit, we expressed no opinion on that unaudited information.

We are also aware that the aforementioned report, pursuant to Rule 436(a) under the Securities Act of 1933, shall not be considered a part of the report prepared or certified by an accountant in the meaning of Sections 7 and 11 of the Act.

s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Murray, Utah  84107

March 28, 2008